AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) is entered into as of this 28 day of March , 2008, by and between Ormat Technologies, Inc., a Delaware corporation (the “Employer”), and Yoram Bronicki (the “Employee”).

WHEREAS, the parties hereto previously entered into an employment agreement dated as of July 1, 2004 (the “Employment Agreement”); and

WHEREAS, in order to comply with recent guidance issued under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the parties hereto wish to amend the Employment Agreement in accordance with the terms set forth herein; and

WHEREAS, the parties hereto wish to make additional amendments to the Employment Agreement in accordance with the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 1 of the Employment Agreement is amended by adding the following sentence to the end of such Section:

“Effective as of September 20, 2007, the Employee will serve as the President and Chief Operating Officer of the Employer.”

2. Section 3 of the Employment Agreement is amended by replacing “June 30, 2006” with “June 30, 2008” in the first and second sentences of such Section.

3. The second sentence of Section 4.2 of the Employment Agreement is amended in its entirety as follows:

“The bonus is expected to be paid within 45 days of approval of the Employer’s annual financial statements by the Employer’s Board of Directors, but in all cases it will be paid during the calendar year following the calendar year in which the bonus is earned.”

4. Section 6.1 of the Employment Agreement is amended by adding the following provisions to the end of such Section:

“Payment and provision of such salary, bonus, and other compensation and benefits, subject to Section 7.3 below, shall be made as follows:

(a) salary payments for the unexpired portion of the Initial Term or any Extended Term, or for the 120-day period after notice is given, as applicable, will be payable in accordance with the Employer’s payroll practices as in effect from time to time;

(b) bonus payments for any calendar year that would have been completed during the unexpired portion of the Initial Term or any Extended Term, or during the 120-day period after notice is given, as applicable, and a pro-rata bonus payment for any such calendar year that is not so completed, will be paid in the year following the year for which such bonus is payable (e.g., the bonus for 2008 would be paid in 2009); and

(c) continued benefits for the unexpired portion of the Initial Term or any Extended Term, or for the 120-day period after notice is given, as applicable, or until Employee obtains new employment, whichever is earlier, under all employee health, accident, life insurance, and disability plans, programs or arrangements (including pension accruals and loss of work capacity insurance payments to Employee’s Managers’ Insurance Policy, if active) in which Employee was participating immediately prior to the date of the employment termination, provided that the continued participation of the Employee is not prohibited under the terms and provisions of such plans, programs and arrangements, and further provided that (i) to the extent any such benefit is provided via reimbursement to the Employee, no such reimbursement will be made by Employer later than the end of the year following the year in which the underlying expense is incurred, (ii) any such benefit provided by Employer in any year will not be affected by the amount of any such benefit provided by Employer in any other year, subject to any maximum benefit limitations applicable to any such health insurance benefit, and (iii) under no circumstances will the Employee be permitted to liquidate or exchange any such benefit for cash or any other benefit.”

5. Section 6.4 of the Employment Agreement is amended by deleting “and payable after the end of such year” and inserting “and payable in the year following such year of the Employee’s death” in lieu thereof.

6. Section 7.2(i) of the Employment Agreement is amended by deleting “as a lump sum on the fifth business day following Employee’s last day worked” from the first paragraph of such Section.

7. Sections 7.2(i)(a), (b), (c), (d), and (e) of the Employment Agreement are amended in their entirety as follows:

“(a) the Employee’s full unpaid base salary accrued through the date of termination of this Agreement, payable within five business days following Employee’s last day worked;

(b) the Employee’s monthly base salary at the time of the Change in Control plus any increases therein for 24 months, payable in accordance with the Employer’s payroll practices as in effect from time to time;

(c) bonus payments for the next two years following the termination of this Agreement, each such bonus calculated using the average of the annual bonus paid to the Employee for the two years immediately preceding the Change in Control, payable in the year following the year for which such bonus is payable (e.g., the bonus for 2008 would be paid in 2009);

(d) the amount of the annual matching contribution that would be made by the Employer to the Employee’s Simple 401(k) Plan assuming that the Employee elected the maximum contribution thereunder that could be made by the Employee, multiplied by two, the product of which amount will then be paid to the Employee in equal installments for 24 months; and

(e) a portion of the annual bonus for the year in which the termination of employment occurs, with the amount thereof multiplied by a fraction, the numerator of which is the number of days in the year through the date of termination of employment and the denominator of which is 365, and any unpaid annual bonus for any completed year, and in each case any such bonus to be paid in the year following the year for which such bonus is payable (e.g., the bonus for 2008 would be paid in 2009).”

8. Section 7.2(i) of the Employment Agreement is amended by adding the following sentence to the end of such Section:

“The payments provided for in this Section 7.2(i) will be delayed in accordance with Section 7.3 below to the extent that such Section 7.3 requires a later payment date.”

9. Section 7.2(ii) of the Employment Agreement is amended in its entirety to as follows:

“(ii)

If, within three years following a Change in Control, the Employer shall terminate the Employee’s employment (other than for disability or for Cause), or if, within 180 days following a Change in Control, Employee terminates the employment pursuant to section 6.3 above or Appendix 6.6 below or if the Employee terminates his employment for Good Reason, the Employer shall maintain in full force and effect, for the Employee’s continued benefit for a two year period after his last day worked, or until Employee obtains new employment, whichever is earlier, all employee health, accident, life insurance, and disability plans, programs or arrangements (including pension accruals and loss of work capacity insurance payments to Employee’s Managers’ Insurance Policy, if active) in which Employee was participating immediately prior to the date of the Change in Control plus all improvements therein subsequent thereto, provided that the continued participation of the Employee is not prohibited under the terms and provisions of such plans, programs and arrangements, and further provided that (A) to the extent any such benefit is provided via reimbursement to the Employee, no such reimbursement will be made by Employer later than the end of the year following the year in which the underlying expense is incurred, (B) any such benefit provided by Employer in any year will not be affected by the amount of any such benefit provided by Employer in any other year, subject to any maximum benefit limitations applicable to such health insurance benefit, and (C) under no circumstances will the Employee be permitted to liquidate or exchange any such benefit for cash or any other benefit.”

10. Section 7.2(iii) of the Employment Agreement is amended in its entirety as follows:

“(iii)

In the event the employment of the Employee is terminated by Employer pursuant to Section 6.1 and a “409A Change in Control Event” occurs within six months thereafter, the Employee shall then be entitled to compensation under this Section 7.2 reduced by any compensation previously received under Section 6.1. For purposes of this Section 7.2(iii), “409A Change in Control Event” shall mean any event or transaction that constitutes a “change in control event” (as defined in Treasury Regulation § 1.409A-3(i)(5)(i), and as set forth in Treasury Regulation § 1.409A-3(i)(5)(v)-(vii), applying the default rules and percentages set forth in such regulation).”

11. A new Section 7.3 is added to the Employment Agreement as follows:

“7.3.

Six-Month Wait for Specified Employees. To the extent that any amount payable or benefit to be provided under this Agreement constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Section 409A of the Internal Revenue Code, as amended (“Section 409A”)) as a result of a “separation from service” (as defined in Section 409A), including any amount payable or benefit to be provided under Sections 6 or 7, or Appendix 6.6, of this Agreement, but only to the extent that the Employee is subject to Section 409A and is deemed to be a “specified employee” (as that term is defined in Section 409A and pursuant to procedures established by the Company) on the “separation from service” date, then, notwithstanding any other provision in this Agreement to the contrary, such payment or benefit provision will not be made to the Employee during the six-month period immediately following his “separation from service” date. Instead, on the first day of the seventh month following such “separation from service” date, all amounts that otherwise would have been paid or provided to the Employee during that six-month period, but were not due to this Section 7.3, will be paid or provided to the Employee at such time, with any cash payment to be made in a single lump sum (without any interest with respect to that six-month period). This six-month delay will cease to be applicable if the Employee “separates from service” due to death or if he dies before the six-month period has elapsed.”

12. Section 6.1 of Appendix 6.6 of the Employment Agreement is amended by adding the following provisions to the end of such Section:

“Payment and provision of such salary, bonus, and other compensation and benefits, subject to Section 6.5 below, shall be made as follows:

(a) salary payments for the unexpired portion of the Initial Term or any Extended Term, or for the 120-day period after notice is given, as applicable, will be payable in accordance with the Employer’s payroll practices as in effect from time to time;

(b) bonus payments for any calendar year that would have been completed during the unexpired portion of the Initial Term or any Extended Term, or during the 120-day period after notice is given, as applicable, and a pro-rata bonus payment for any such calendar year that is not so completed, will be paid in the year following the year for which such bonus is payable (e.g., the bonus for 2008 would be paid in 2009); and

(c) continued benefits for the unexpired portion of the Initial Term or any Extended Term, or for the 120-day period after notice is given, as applicable, or until Employee obtains new employment, whichever is earlier, under all employee health, accident, life insurance, and disability plans, programs or arrangements (including pension accruals and loss of work capacity insurance payments to Employee’s Managers’ Insurance Policy, if active) in which Employee was participating immediately prior to the date of the employment termination, provided that the continued participation of the Employee is not prohibited under the terms and provisions of such plans, programs and arrangements, and further provided that (i) to the extent any such benefit is provided via reimbursement to the Employee, no such reimbursement will be made by Employer later than the end of the year following the year in which the underlying expense is incurred, (ii) any such benefit provided by Employer in any year will not be affected by the amount of any such benefit provided by Employer in any other year, subject to any maximum benefit limitations applicable to any such health insurance benefit, and (iii) under no circumstances will the Employee be permitted to liquidate or exchange any such benefit for cash or any other benefit.”

13. A new Section 6.5 is added to Appendix 6.6 of the Employment Agreement as follows:

“6.5.

Notwithstanding anything in this Appendix 6.6 to the contrary, this Appendix 6.6 is subject to the provisions of Section 7.3 of the Agreement regarding the six-month wait for payments and/or benefits provided to a specified employee upon a separation from service.”

14. Continued Validity of the Employment Agreement. Except as amended and superseded by this Amendment, the Employment Agreement will remain in full force and effect, will continue to bind the parties hereto, and will continue to govern the terms and conditions of the Employee’s continued employment with the Employer. To the extent that the terms of this Amendment conflict or are inconsistent with the terms of the Employment Agreement, the terms of this Amendment will govern.

15. Entire Agreement. This Amendment and the Employment Agreement, to the extent not amended and superseded by this Amendment, constitute the entire agreement between the parties hereto respecting the employment of the Employee with the Employer (the “Entire Agreement”). There being no representations, warranties, or commitments between the parties hereto except as set forth in the Entire Agreement, the Entire Agreement replaces and supersedes any other employment agreement or arrangement, oral or written, between the Employee and the Employer or any of its affiliates.

16. Amendment Effective Date. This Amendment will become binding and effective once both parties hereto have executed this Amendment.

17. Governing Law. This Amendment, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of Nevada (but not including the choice of law rules thereof).

18. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts when taken together shall constitute one and the same original.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment, or have caused this Amendment to be duly executed on their behalf, as of the day and year first written above.

ORMAT TECHNOLOGIES, INC.
By:
Name:
Title:

YORAM BRONICKI